Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Installed Building Products, Inc. of our report dated December 9, 2013 (except for the effect of the common and preferred share authorization and common stock split discussed in Note 15, as to which the date is February 10, 2014) relating to the consolidated financial statements, appearing in the Annual Report on Form 10-K of Installed Building Products, Inc. for the year ended December 31, 2011.

/s/ Crowe Horwath LLP

Columbus, Ohio

April 7, 2014